Exhibit 10.14

Execution Copy

Chairman’s Agreement

This Chairman’s Agreement (this “Agreement”) is made as of this 24th day of April, 2013, by and among Accretive Health, Inc. (the “Company”) and Mary A. Tolan (“Executive,” and together with the Company, the “Parties”).

WHEREAS, Executive has been elected Chairman of the Board of the Company effective as of April 3, 2013 (the “Transition Date);

WHEREAS, the Parties have agreed, except as specifically incorporated herein, to terminate and replace with this Agreement that certain Employment Agreement, undated but effective as of November 3, 2003, as amended from time to time, by and between Executive and the Company (the “Executive Employment Agreement”);

WHEREAS, Executive’s status as an employee with the Company has ended by agreement of the Parties (the “Transition”) effective as of April 3, 2013 (the “Transition Date”); and

WHEREAS, the Parties desire to enter into this Agreement in order to set forth the definitive rights and obligations of the Parties in connection with the Transition and their new relationship.

NOW, THEREFORE, in consideration of the mutual covenants, commitments and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties intending to be legally bound hereby agree as follows:

1. Engagement and Transition.

(a) Transition Terms. Subject to Executive’s execution, delivery and effectuation of a standard Company Mutual General Release Agreement (“General Release”), to the conditions otherwise set forth in this Section 1, and to Executive’s continued performance under this Agreement and the General Release, Executive will be entitled to the following benefits and other consideration:

(i) Engagement as Chairman of the Board. Effective as of the Transition Date, Executive has been appointed by the Company to the position of Chairman of its Board of Directors (the “Board”) in order to maintain current and generate new favorable business relationships for the Company and to otherwise actively promote the interests of the Company, all as determined by the Board, with the usual rights, duties and obligations attendant to such role, as such rights, duties and obligations may be increased, decreased, otherwise modified or terminated by the Board at any time in its sole discretion (the “Engagement”). The material terms of the Engagement are as follows:

(A) Parties’ Relationship: Executive’s position as Chairman will be non-executive, meaning that during the Engagement Executive will be a non-employee independent contractor of the Company. The Engagement is a non-exclusive arrangement, such that, subject to the terms and conditions of Section 3 of this Agreement, during the Engagement Executive will have the right to perform services for other persons or entities, provided that Executive additionally agrees that during the Engagement she will not accept employment or engage in any work or business adverse to the interests of the Company or any of its subsidiaries or affiliates or that would substantially impair Executive’s ability to perform her duties as Chairman of the Board.

(B) Fees: During the Engagement, Executive will be paid an annual fee of $731,000.00 by the Company, payable monthly in equal pro rata installments, in arrears, on the first regular payroll date of each month. No taxes will be withheld from these payments to Executive (provided that Executive agrees to indemnify and hold the Company harmless from any tax-related liabilities arising from such tax treatment of these fees, including legal fees and costs incurred by the Company in enforcing this indemnity), and the Company will provide Executive (and appropriate tax authorities) with an IRS Form-1099 reflecting all fees paid by the Company to Executive during the Engagement.

(C) Termination: Either Party may terminate the Engagement at any time for any (or no) reason (a “Separation”), upon written 10-day notice to the other (the last date of such notice period being the “Separation Date”).

(D) Medical Insurance: Effective as of the Transition Date, Executive will be offered the opportunity to elect continuation coverage under the group medical plan(s) of the Company (“benefit continuation coverage”). Executive will be provided with the appropriate notice and election form for this purpose. If Executive elects benefit continuation coverage, the Company will pay 100% of Executive’s (and her Dependents’) health insurance premiums, plus any administrative fee, for up to eighteen (18) months following the Transition Date; provided, however, that Executive will notify the Company within two weeks of any change in Executive’s circumstances that would warrant discontinuation of her benefit coverage and benefits (including but not limited to Executive’s eligibility for group medical benefits from any other employer); provided further, that the Company will be under no obligation to provide or pay the cost (or remaining cost) of such health insurance coverage if the Company determines in its sole discretion (upon consultation with counsel) that such provision or payment may subject the Company to any penalty, excise or other tax associated with such payment or coverage. The existence and duration of Executive’s rights and/or the benefit continuation coverage rights of any of Executive’s eligible dependents will be determined in accordance with Section 4980B of the U.S. Internal Revenue Code of 1986, as amended.

(b) Continuing Indemnification of Executive. Both as a former officer of the Company and as a director and Chairman, Executive will remain entitled to all indemnification rights and benefits provided from time to time to other officers and former officers of the Company.

(c) Treatment of Outstanding Stock Options. Executive currently holds outstanding stock options to purchase an aggregate of 1,176,000 shares of common stock of the Company pursuant to stock option award agreements entered into under the Company’s equity compensation plans. As of the Transition Date, vested stock options to purchase 882,000 shares of the common stock of the Company and unvested stock options to purchase 294,000 shares of common stock of the Company were outstanding and held by Executive. Except for the foregoing stock options, Executive hereby acknowledges and agrees that Executive does not have any other rights with respect to any compensatory equity awards in the Company or its affiliates, provided that nothing contained herein shall be construed as a waiver in any respect of any rights that Executive has with respect to any vested shares of common stock of the Company held by Executive. The foregoing stock options shall continue to remain outstanding and become vested and exercisable during the Engagement on the same basis as if Executive remained in the continued employment of the Company in accordance with all of the terms and conditions of the applicable Company equity plan and stock option award agreement under which each outstanding stock option held by Executive was granted. Upon termination of the Engagement for any reason, (a) each vested stock option will remain exercisable following termination of the Engagement for the remainder of the maximum stated term of such vested stock option, and thereafter, will be automatically cancelled and forfeited without any consideration being paid in respect thereof and without any further action of the Company, and (b) each unvested stock option will be automatically cancelled and forfeited without any consideration being paid in respect thereof and without any further action of the Company. To the extent that any provision of this Section 1(c) conflicts with or is inconsistent with the provisions of the applicable stock option award agreement, the provisions of this Section 1(c) shall govern and control, and shall be deemed to amend the applicable stock option award agreement to the extent necessary to eliminate any such conflict or inconsistency.

2. Executive’s Acknowledgment of Consideration. Executive specifically acknowledges and agrees that certain of the obligations created and payments made to her by the Company under this Agreement are promises and payments to which she is not otherwise entitled.

3. Certain Covenants.

(a) Executive acknowledges, agrees and covenants that she will remain subject to the provisions set forth in Section 9 of the Executive Employment Agreement in accordance with its terms and for the periods specified therein following the Transition Date.

(b) Executive acknowledges, agrees and covenants that she will remain subject to all provisions set forth in Section 6 of the Executive Employment Agreement; provided, however, that the duration of each such covenant is hereby modified and extended to encompass the maximum period of time permitted by law.

(c) The Parties acknowledge, agree and covenant that they will remain subject to Section 20 of the Executive Employment Agreement; provided, however, that the Company’s obligations therein to compensate Executive on an hourly basis for requested litigation and regulatory cooperation will arise only if the Engagement has ended; provided further, that the Company’s obligations therein to reimburse Executive for reasonable attorneys’ fees and costs will not arise if such fees and costs are incurred in any proceeding or threatened proceeding adverse to the Company or any of its affiliates or subsidiaries.

(d) Executive acknowledges, agrees and covenants that she remains subject to Section 6(e) of the Executive Employment Agreement, provided that the obligations of Executive thereunder shall apply at the end of the Engagement.

(e) Executive acknowledges and agrees that all remedial rights of the Company set forth in the Executive Employment Agreement, included but not limited to Sections 6(d) and 9(f) thereof, will remain in full force and effect during and after the Engagement. Should any provision of this Agreement be adjudged to any extent invalid by any court or tribunal of competent jurisdiction, each provision will be deemed modified to the minimum extent necessary to render it enforceable.

(f) Executive acknowledges, agrees and covenants that she will remain subject to Section 6(e) of the Executive Employment Agreement with respect to the return of corporate property.

(g) Executive covenants and agrees that she will not, directly or indirectly, incur any obligation or commitment, or enter into any contract, agreement or understanding, whether express or implied, and whether written or oral, which would be in conflict with her obligations, covenants or agreements hereunder or which could cause any of her representations or warranties made herein to be untrue or inaccurate.

4. Complete Agreement; Inconsistencies. Except as otherwise expressly referred to herein, this Agreement constitutes the complete and entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersedes in its entirety and terminates any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto, including the Executive Employment Agreement.

5. No Strict Construction. The language used in this Agreement will be deemed to be the language mutually chosen by the Parties to reflect their mutual intent, and no doctrine of strict construction will be applied against any Party.

6. Tax Withholdings. Notwithstanding any other provision herein, the Company will be entitled to withhold from any amounts otherwise payable hereunder to Executive any amounts required by applicable law to be withheld in respect of federal, state or local taxes.

7. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement will be governed by, and construed in accordance with, the laws of the State of Illinois, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application hereto of the laws of any jurisdiction other than the State of Illinois. In furtherance of the foregoing, the internal law of the State of Illinois will control the interpretation and construction of this Agreement, even though under any other jurisdiction’s choice of law or conflict of law analysis the substantive law of some other jurisdiction may ordinarily apply.

8. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will otherwise remain in full force and effect.

9. Counterparts. This Agreement may be executed in separate counterparts, each of which will be deemed to be an original and all of which taken together will constitute one and the same agreement.

10. Successors and Assigns. The Parties’ obligations hereunder will be binding upon their successors and assigns. The Parties’ rights and the rights of the other Released Parties will inure to the benefit of, and be enforceable by, any of the Parties’ and Releasees’ respective successors and assigns. The Company may assign all rights and obligations of this Agreement to any successor in interest to the assets of the Company. In the event that the Company is dissolved, all obligations of the Company under this Agreement will be provided for in accordance with applicable law.

11. Amendments and Waivers. Except with respect to any non-competition or similar post-employment restrictive covenants, which will be subject to modification by a court of competent jurisdiction pursuant to their express terms (as may be modified herein), no amendment to or waiver of this Agreement or any of its terms will be binding upon any Party unless consented to in writing by such Party.

12. Headings. The headings of the Sections and subsections of this Agreement are for purposes of convenience only, and will not be deemed to amend, modify, expand, limit or in any way affect the meaning of any of the provisions hereof.

13. Disputes. Except as set forth in this paragraph, any dispute, claim or difference arising out of this Agreement will be settled exclusively by binding arbitration in accordance with the rules of the American Arbitration Association (“AAA”). The arbitration will be held Chicago, Illinois, unless Executive and the Company mutually agree otherwise. Nothing contained in this Section 13 will be construed to limit or preclude a Party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief to compel another party to comply with its obligations under this Agreement or any other agreement between or among the Parties during the pendency of the arbitration proceedings. Subject to the proviso in this sentence below, the Company will bear the costs and fees of the arbitration, and the fees and expenses of the arbitrator will be borne by the Parties as set forth in the then-applicable “Employment Arbitration Rules” of the AAA, except upon the arbitrator’s determination that a claim or counterclaim was filed for purposes of harassment or is patently frivolous, in which event the arbitrator will have the discretion to require any one or more of the Parties to bear all or any portion of fees and expenses of the Parties and/or the fees and expenses of the arbitrator; provided, however, that with respect to claims that, but for this mandatory arbitration clause, could be brought against the Company under any applicable federal or state labor or employment law (“Employment Law”), the arbitrator will be granted and will be required to exercise all discretion belonging to a court of competent jurisdiction under such Employment Law to decide the dispute, whether such discretion relates to the provision of discovery, the award of any remedies or penalties, or otherwise. As to claims not relating to Employment Laws, the arbitrator will have the authority to award any remedy or relief that a Court of the State of Illinois could order or grant. The decision and award of the arbitrator will be in writing and copies thereof will be delivered to each Party. The decision and award of the arbitrator will be binding on all Parties. In rendering such decision and award, the arbitrator will not add to, subtract from or otherwise modify the provisions of this Agreement. Either Party to the arbitration may seek to have the ruling of the arbitrator entered in any court having jurisdiction thereof. Each Party agrees that it will not file suit, motion, petition or otherwise commence any legal action or proceeding for any matter which is required to be submitted to arbitration as contemplated herein except in connection with the enforcement of an award rendered by an arbitrator and except to seek the issuance of an injunction or temporary restraining order pending a final determination by the arbitrator. Upon the entry of any order dismissing or staying any action or proceeding filed contrary to the preceding sentence, the Party which filed such action or proceeding will promptly pay to the other Party the reasonable attorney’s fees, costs and expenses incurred by such other Party prior to the entry of such order. All aspects of the arbitration will be considered confidential and will not be disseminated by any Party with the exception of the ability and opportunity to prosecute its claim or assert its defense to any such claim. The arbitrator shall, upon request, issue all prescriptive orders as may be required to enforce and maintain this covenant of confidentiality during the course of the arbitration and after the conclusion of same so that the result and underlying data, information, materials and other evidence are forever withheld from public dissemination with the exception of its subpoena by a court of competent jurisdiction in an unrelated proceeding brought by a third party. This Section 13 will be construed and enforced under the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq.

14. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (i) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (ii) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

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IN WITNESS WHEREOF, the Parties have executed this Chairman’s Agreement effective as of the date of the first signature affixed below or as otherwise provided in this Agreement.

DATE: April 24, 2013		/s/ Mary A. Tolan
Mary A. Tolan

DATE: April 24, 2013	ACCRETIVE HEALTHCARE, INC.

	By:	/s/ Daniel Zaccardo
Daniel Zaccardo

	Title:	Senior Vice President, General Counsel